FOR IMMEDIATE RELEASE

Patriot Capital Funding Reports Financial Results For Fourth Quarter
and Twelve Months Ended December 31, 2005

WESTPORT, CT – March 3, 2006 — Patriot Capital Funding, Inc. (Nasdaq: PCAP), a specialty finance company providing flexible financing solutions to small- and mid-sized companies primarily in transactions initiated by private equity sponsors, today announced results for the fourth quarter and twelve months ended December 31, 2005.

“We concluded our first year as a public company with a solid fourth quarter,” stated Patriot Capital Funding President and CEO Richard Buckanavage. “Our results demonstrate that Patriot Capital Funding’s value equation continues to flourish. Customized financing capabilities and a customer-centric philosophy allow us to maintain our position as a leading capital provider in the lower end of the middle market. Patriot Capital Funding consistently receives high marks from private equity sponsors targeting the lower end of the middle market for its broad product offering, which includes a full ‘one-stop’ solution.

“We successfully grew and further diversified our portfolio over the past twelve months, which currently includes 17 portfolio companies. While we are keenly focused on growing our portfolio of investments, we are equally focused on maintaining rigorous credit discipline in the examination of our current and future investments in the year ahead.”

2005 Fourth Quarter Summary

•	Net income of $3.0 million, or $0.25 per basic and diluted share

•	Total investment income of $4.6 million

•	Net unrealized appreciation on investments of $0.1 million

•	Increased investments and commitments by $37.1 million

Summary for Twelve Months Ended 2005

•	Net loss of $1.2 million, or $0.17 per basic and diluted share

•	Total investment income of $13.4 million

•	Net unrealized depreciation on investments of approximately $3.0 million

•	Net asset value per share of common stock at December 31, 2005 was $10.48

•	Increased investments and commitments by $94.1 million

•	Weighted average fair value balance of interest-bearing investment portfolio was $95.4 million

•	Fair value balance of interest-bearing investment portfolio at December 31, 2005 was $140.4 million

•	Weighted average yield on all of our debt investments was 13.5%

Portfolio and Portfolio Quality

During the 2005 fourth quarter, the below new and follow-on investments and commitments were originated:

•	$12.0 million secured term loan under a remaining $16.0 million commitment to Allied Defense Group, Inc. in support of its acquisition of Global Microwave Systems, Inc., a full-service engineering and development company,

•	$14.7 million “one-stop” financing in support of Parallel Investment Partners’ recapitalization of Quartermaster, Incorporated, a leading provider of uniforms and tactical equipment to law enforcement and security professionals,

•	$6.5 million second lien debt investment in conjunction with Gryphon Investors’ recapitalization of Eight O’Clock Coffee Company, a Montvale, NJ based coffee producer, marketer and distributor, and

•	$3.9 million subordinated debt investment in support of the acquisition of Keltner Enterprises LLC and KK&T, Inc. (“Keltner”) by an affiliate of Gen Cap America. Keltner is a leading distributor of automotive oil, chemicals and parts.

Also during Q4 2005, Patriot Capital Funding received a partial repayment of its subordinated debt investment in Dover Saddlery, Inc. of $5.1 million as well as approximately $250,000 of accrued interest and fees. We maintain a $3.0 million subordinated debt investment in Dover Saddlery, and hold warrants to purchase 23,503 shares of its common stock.

Subsequent to Q4 2005, in conjunction with its acquisition by Gemini Investors and Timepiece Capital, we funded a $9.2 million “one-stop” investment in Sidump’r Trailer Company, a leading manufacturer of proprietary, patented bi-directional side dump trailers, primarily for the road construction, quarry and general construction industries.

On February 27, 2006, we announced the closing of a $13.5 million term debt investment in support of the refinancing of Innovative Concepts in Entertainment, Inc. (“ICE”) by MidMark Capital, Summer Street Capital Partners and Management. ICE is a leading manufacturer, marketer and distributor of coin-operated games.

For the years ended December 31, 2005 and 2004, the weighted average yield on all of our outstanding debt investments was approximately 13.5% and 12.6%, respectively.

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investment that exceeds expectations and/or capital gain expected.
Investment Rating 2 – Investment generally performing in accordance with expectations.
Investment Rating 3 – Investment that requires closer monitoring.
Investment Rating 4 – Investment performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investment performing significantly below expectations where we expect a loss.

At December 31, 2005, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $16.1 million (11.5% of the total portfolio);
Investment Rating 2 investments totaled $102.2 million (72.8% of the total portfolio);
Investment Rating 3 investments totaled $20.1 million (14.3% of the total portfolio);
Investment Rating 4 investments totaled $2.0 million (1.4% of the total portfolio);
Investment Rating 5 - no investments were rated 5.

At December 31, 2005, loans and debt securities at fair value not accruing interest totaled $2.0 million, which related solely to one investment. We also ceased accruing payment-in-kind interest with respect to this investment. At December 31, 2004, none of our loans or debt securities were on non-accrual status.

Liquidity and Capital Resources

At December 31, 2005, we had cash and cash equivalents of $2.4 million, total assets of $150.7 million and net assets of $127.2 million. Our net asset value per common share was $10.48 at December 31, 2005, compared to $7.10 at December 31, 2004. We had $21.7 million of borrowings outstanding at December 31, 2005 under our $140.0 million securitization revolving credit facility.

Dividend Information

On February 28, 2006, our board of directors declared a cash dividend of $0.29 per share for the first quarter of 2006. The dividend is payable as follows:

Record date: March 21, 2006
Payment date: April 11, 2006

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

2005 Fourth Quarter Conference Call/Webcast Information

Conference Call:	Today - Friday, March 3, 2006 at 10:00 a.m. ET
Dial-in Number:	888/793-1722
Call Replay Until:	March 6, 2006 at 12:00 p.m. ET
Replay Number:	800/633-8284
Replay Access Code:	21284058
Webcast:	www.patcapfunding.com
Web Replay:	30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues between $10 million and $100 million, and which operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans and subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments up to $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s final prospectus dated July 27, 2005, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Investments at fair value:
Investments in debt securities (cost of $144,154,600 - 2005, $68,051,712 - 2004)	$140,395,654	$67,245,923
Investments in equity securities
(cost of $1,077,550 - 2005, $502,060 - 2004)	995,300	431,828
Unearned income	(3,439,295)	(2,073,921)

Total investments	137,951,659	65,603,830
Cash and cash equivalents	2,371,841	2,491,477
Restricted cash	7,806,328	3,000,000
Interest receivable	867,475	615,243
Other assets	1,658,690	328,313

TOTAL ASSETS	$150,655,993	$72,038,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$21,650,000	$41,645,458
Notes payable	—	1,000,000
Interest payable	60,334	283,096
Management fee payable	—	916,666
Accounts payable, accrued expenses and other	1,793,294	881,725

TOTAL LIABILITIES	23,503,628	44,726,945

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 49,000,000 shares authorized;
12,136,655 shares issued and outstanding at December 31, 2005; and 3,847,902 shares authorized, issued and outstanding at December 31, 2004	121,367	38,479
Paid-in capital	136,267,552	30,061,521
Accumulated net investment loss	(5,395,358)	(1,912,061)
Net unrealized depreciation on investments	(3,841,196)	(876,021)

TOTAL STOCKHOLDERS’ EQUITY	127,152,365	27,311,918

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$150,655,993	$72,038,863

NET ASSET VALUE PER COMMON SHARE	$10.48	$7.10

Patriot Capital Funding, Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
INVESTMENT INCOME
Interest income	$4,324,794	$1,755,772	$13,035,673	$4,616,665
Fees	225,686	28,781	413,669	241,870
Total Investment Income	4,550,480	1,784,553	13,449,342	4,858,535
EXPENSES
Salaries and benefits	647,163	749,596	2,481,761	1,326,576
Consulting fees	—	250,000	554,796	1,000,000
Interest	448,379	652,100	3,517,989	1,489,198
Professional fees	181,399	67,043	492,830	192,938
Prepayment penalty	—	—	3,395,335	—
General and administrative	408,189	125,435	1,278,750	243,008
Total Expenses	1,685,130	1,844,174	11,721,461	4,251,720
Net Investment Income (Loss)	2,865,350	(59,621)	1,727,881	606,815
Net change in unrealized appreciation (depreciation) on investments	115,860	(876,021)	(2,965,175)	(876,021)
NET INCOME (LOSS)	$2,981,210	$(935,642)	$(1,237,294)	$(269,206)
Earnings (loss) per share, basic and diluted	$0.25	$(0.25)	$(0.17)	$(0.07)
Weighted average shares outstanding, basic and diluted	12,119,313	3,847,902	7,253,632	3,847,902

CONTACTS:
Richard P. Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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